ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of May 14, 2008 by and between CETCO OILFIELD SERVICES COMPANY, a Delaware corporation (“Buyer”), and PREMIUM REELED TUBING, L.L.C., a Louisiana limited liability company (“Seller”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Appendix of Definitions attached hereto and made a part hereof.

WITNESSETH

WHEREAS, Seller is engaged in the business of oilfield service industry and specifically the coil tubing industry (the “Business”); and

WHEREAS, Buyer desires to acquire substantially all of the assets, and Seller desires to sell such assets to Buyer, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Purchased Assets.

1.1 Purchased Assets. On the terms and subject to the conditions contained herein, Seller agrees to sell to Buyer or, at Buyer’s election, an Affiliate of Buyer, and Buyer agrees to purchase or, at Buyer’s election, cause an Affiliate of Buyer to purchase, from Seller at the Closing (as such term is defined in Section 3 hereof), free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s rights, assets and properties set forth on Schedule 1.1 hereto, whether situated (the “Purchased Assets”). Subject to the terms of this Agreement, Buyer is purchasing the equipment and inventory included in the Purchased Assets on an “as-is” and “where-is” basis without warranty as to its condition, including but not limited to defects whether apparent or latent, but subject in all respects to a warranty from Seller to Buyer that Seller has good, marketable and valid title to all such assets free and clear from all liens, claims, security interests and Encumbrances of any kind.

1.2 Names Following the Closing. Seller shall amend its articles of organization so as to change its name to a name which is not, in the reasonable judgment of Buyer, confusingly similar to the name “Premium Reeled Tubing” immediately following the Closing, and Seller shall not thereafter use such name or any names confusingly similar thereto. As soon as reasonably practicable after the Closing, Seller shall provide to Buyer a file-stamped copy of the amendment to Seller’s articles of organization as filed with the Secretary of State of the State of Louisiana evidencing such change.

1.3 Documentation. In order to effectuate the sale, conveyance, transfer and assignment contemplated by Section 1.1 hereof, Seller shall execute and deliver on the Closing Date all such bills of sale, assignments, consents and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest or confirm in Buyer marketable title to all right, title and interest of Seller in and to all of the Purchased Assets, all of which documents shall be in form and substance satisfactory to counsel for Buyer.

1.4 Retained Liabilities. Notwithstanding anything else to the contrary in this Agreement, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities of Seller or any of its Affiliates existing before, on or after the Closing Date or arising out of any transactions entered into, or any state of facts existing, before, on or after the Closing Date, whether or not related to or arising out of any of the Purchased Assets (the “Retained Liabilities”). Without limiting the foregoing, the term “Retained Liabilities” shall include all of the following:

1.4.1 Affiliate Liabilities. Liabilities, including accounts or notes payable, of Seller (i) to any Affiliate; (ii) for or in connection with any dividends, distributions, redemptions, or security rights with respect to any security of Seller; (iii) to indemnify Seller’s officers, directors, employees or agents; (iv) for unpaid bonuses; or (v) arising out of any transaction affecting Seller or obligations incurred by Seller’s members, managers, officers, directors, employees or agents after the Closing.

1.4.2 Balance Sheet Liabilities. All liabilities included in the Financial Statements or that were incurred since the date of the Financial Statements, including all of Seller’s trade accounts payable and accrued liabilities.

1.4.3 Liabilities under Agreement. Liabilities expressly identified elsewhere in this Agreement as being the responsibility of Seller.

1.4.4 Taxes. Liabilities for any Taxes of Seller, whether or not by reason of, or in connection with, the transactions contemplated by this Agreement, including (i) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date, (ii) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, and (iii) any deferred Taxes of Seller of any kind.

1.4.5 Indebtedness. Liabilities of Seller for or arising out of any indebtedness for borrowed money.

1.4.6 Benefit Plans. Liabilities to, under or with respect to any benefit plan (i) maintained or sponsored by Seller or any of its Affiliates, (ii) with respect to which Seller or any of its Affiliates has or may have liability or is obligated to contribute, (iii) that otherwise covers any of the current or former employees of Seller or any of its Affiliates or their beneficiaries, or (iv) as to which any current or former employees of Seller or any of its Affiliates or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights, or with respect to the administration of any such benefit plan, or relating to payroll, workers’ compensation liabilities, unemployment benefits, disability and occupational diseases of or with respect to employees or former employees of Seller or any of its Affiliates, or under any employment, severance, retention, change of control or termination agreements with any employee of Seller or any of its Affiliates, or arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer.

1.4.7 Employment Matters. Liabilities under any employment agreement between Seller or any of its Affiliates, on one hand, and any current or former employees of Seller or any of its Affiliates, on the other hand, or any liabilities of Seller to pay any wages, commissions, bonuses, vacation pay, sick pay or other compensation of any kind to any of its current or former employees.

1.4.8 Legal Proceedings. Liabilities relating to any pending or threatened legal proceedings that exist on the Closing Date and any legal proceedings that arise after the Closing Date that relate to transactions entered into, or any state of facts existing, on or before the Closing Date.

1.4.9 Penalties and Fines. Liabilities, including penalties, fines, levies and assessments, arising out of any violation or breach of, or noncompliance with, any Contracts, Governmental Approvals or legal requirements by Seller or any other person acting as agent for or on behalf of Seller.

1.4.10 Environmental Matters. Liabilities of Seller arising out of or relating to (i) any violation of or noncompliance with any Environmental Law occurring on or prior to the Closing Date by Seller or any other person for whose conduct Seller is legally responsible, (ii) the ownership or operation of the facilities by Seller on or prior to the Closing Date, including the migration of any such condition after the Closing Date, (iii) the presence of any Contaminant at the facilities on or prior to the Closing Date as a result of Seller’s actions or omissions, (iv) any hazardous activity conducted by Seller or any other person acting as agent for or on behalf of Seller, (v) any Release by Seller or any other person acting as agent for or on behalf of any of the Seller on any other property, and (vi) any environmental remedial action required to be taken by Seller.

1.4.11 Product Liability. Liabilities for products liability for all products leased, sold, shipped, distributed, assembled or manufactured by, or any services provided by, Seller on or prior to the Closing Date.

1.4.12 Negligence. Losses arising from legal liabilities for negligent acts by Seller on or prior to the Closing Date.

1.4.13 Post-Closing Activities. Liabilities based on acts or omissions of Seller occurring after the Closing Date.

1.4.14 Affiliate Liabilities. Liabilities of any of the members, officers, directors or Affiliates of Seller or its Affiliates.

2. Purchase Price.

2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be the amount of Forty Four Million Two Hundred Thousand Dollars ($44,200,000) (the “Purchase Price”). Such Purchase Price shall be payable by Buyer on the Closing Date (i) by delivery by Buyer of the sum of Forty Million Six Hundred Fifty Thousand Dollars ($40,650,000) to Seller in immediately available funds as of the Closing Date by wire transfer to the bank account designated in writing by Seller, less the amount directly paid to the Bank pursuant to the terms of the Payoff Letter as referred to in Section 2.5, and (ii) by issuance to Seller of the number of shares of AMCOL Common Stock equal to (x) $3,550,000 divided by (y) the Determination Date Market Price of AMCOL Common Stock. For purposes of this Agreement, “Determination Date Market Price” of AMCOL Common Stock shall mean the weighted average of the high and low daily sales price of AMCOL Common Stock over the period of twenty trading days ending on the business day four business days before the Closing Date, as reported by the New York Stock Exchange. Any share calculations pursuant to this Agreement shall be rounded to the closest whole number.

2.2 [Not Used.]

2.3 Payment by Seller to Buyer for Repairs at Harvey Facility. At the Closing, Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer an amount equal to the bid attached hereto as Schedule 2.3 for concrete repairs at Seller’s facility in Harvey Louisiana so that such facility can be used for its intended purposes.

2.4 Payment by Seller to Buyer for Allocated Ad Valorem Taxes. At the Closing, Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer the amount set forth on Schedule 2.4 which represents Seller’s estimated allocated portion of ad valorem taxes (and real estate taxes payable under the terms of its lease agreements) for 2008. After such payment is received, the Buyer will be responsible for the actual Ad Valorem taxes for Harvey Louisiana and Parker County Texas owed for 2008.

2.5 Payment of a Portion of the Purchase Price Directly to the Bank. In accordance with the terms of the Payoff Letter referred to in Section 7.2 of this Agreement, Seller hereby authorizes and directs Buyer to pay at Closing from the cash portion of the Purchase Price directly to the Bank for the account of Seller all amounts set forth on the Payoff Letter. All such amounts paid directly to the Bank shall be deducted from the portion of the cash Purchase Price otherwise payable to Seller.

2.6 Reimbursement for Certain Expenses. At Closing, Buyer shall reimburse Seller for the expenses set forth on Schedule 2.6.

2.7 Netting of Certain Payments. The parties agree that certain payments on the Closing Date will be netted as provided in this Section such that a single net wire transfer will be made from Buyer to Seller on the Closing Date. Specifically, on the Closing Date, Buyer shall wire transfer to Seller the amount of the cash portion of the Purchase Price (net of the payoff amount to the Bank which Buyer shall wire transfer directly to the Bank in accordance with the Payoff Letter), plus the amount of reimbursement set forth in Section 2.6, minus the amounts of payments set forth in Sections 2.3 and 2.4. The parties shall agree to prepare and initial on the Closing Date a closing statement showing the net reconciliation.

3. Closing.

3.1 Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M. CDT on May 15, 2008 (the “Closing Date”) following the satisfaction or waiver by the applicable party of each of the conditions set forth in Section 7 at the offices of Premium Reeled Tubing, LLC, 11864 Highway 308, Larose, LA. On the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets, Buyer shall pay the Purchase Price as described in Section 2 and the parties shall deliver the agreements, certificates and other documents required to be delivered pursuant to the terms of this Agreement.

3.2 Further Assurances. If at any time after the Closing Date, Buyer shall consider or be advised that any further deeds, assignments or other instruments, documents or assurances or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Buyer, the title to the Purchased Assets, free and clear of all Encumbrances, or (b) otherwise carry out the purposes of this Agreement, Seller agrees to execute and deliver all such deeds, assignments, instruments, documents, make such assurances and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Purchased Assets in Buyer, free and clear of all Encumbrances, and otherwise to carry out the purposes of this Agreement.

4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

4.1 Authority. Seller has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and all other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors’ rights generally).

4.2 Organization, Power and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

4.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, any term or provision of the articles of organization or operating agreement or other constituent document of Seller or constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any Encumbrance upon any of Seller’s assets under, (a) any judgment, decree, order, regulation or rule of any court or governmental authority of which Seller has Knowledge; (b) any statute, law or regulation; or (c) any contract, agreement, indenture, lease or other commitment to which either Seller or any of the members of Seller are a party or by which they or the assets of Seller are bound (or cause any change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment).

4.4 Consents. No consent of, or notice to, any federal, state or local authority, or, to the Knowledge of Seller, any private person or entity, is required to be obtained or given by Seller in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Seller, or for the assignment of any Contract to Buyer, or to enable Buyer to continue to conduct the Business after the Closing in the manner in which it is currently conducted; provided, however, that the consent of the Harvey Landlord is required for the assignment of the Harvey Lease Agreement, the consent of the Springtown Landlord is required for the assignment of the Springtown Lease Agreement, and the consent of each counterparty to a master service agreement is required for the assignment of such master service agreement. The parties agree that Buyer shall be responsible for obtaining any consents as Buyer desires for the assignment of the master service agreements.

4.5 Financial Statements. Attached hereto as Schedule 4.5 are true and correct copies of the following financial statements (the “Financial Statements”):

(a) the balance sheets of Seller, together with the related statements of income, at and for the fiscal years ended December 31, 2006 and 2007; and

(b) the balance sheets of Seller, together with the related statements of income, at and for the months ended January 31, 2008 and February 29, 2008.

To the Knowledge of Seller, each of the balance sheets included in the Financial Statements fairly present the assets, liabilities and financial condition of Seller and the Business as of the dates thereof, and such statements of operations included in the Financial Statements fairly present the results of operations for the periods therein referred to, all in accordance with GAAP (as modified in the manner set forth on Schedule 4.5) consistently applied throughout the periods involved.

4.6 Undisclosed Liabilities. To the Knowledge of Seller, Seller does not have any indebtedness, liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever arising in connection with the Business, whether arising out of contract, tort, statute or otherwise which are not reflected, reserved against or given effect to in the Financial Statements, except liabilities and obligations incurred in the ordinary course of business since the date of the Financial Statements which are the same nature as those set forth on the Financial Statements, and there is no basis for assertion against Seller of any liabilities or obligations not adequately reflected, reserved against or given effect to in the Financial Statements.

4.7 Absence of Certain Changes. Except as disclosed in Schedule 4.7, since December 31, 2007, there has not been: (a) any adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or prospects of the Business; (b) any damage, destruction or loss (whether or not covered by insurance) affecting the properties, assets, liabilities, financial condition, results of operations or prospects of the Business; (c) any increase in the compensation, commissions or perquisites payable or to become payable by Seller to any director, officer, employee, or agent thereof, or any payment of any bonus, profit sharing or other extraordinary compensation to any Seller employee (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices); (d) any change in any of the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (e) any cancellation of any debts owed to or claims held by or on behalf of Seller; (f) any actual or threatened termination of any business relationships or material agreements between Seller and any of its customers and suppliers; or (g) any sale, lease, abandonment or other disposition of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other properties, or any intangible assets utilized in the Business.

4.8 Taxes.

4.8.1 All Tax Returns required to be filed by Seller through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (provided, however, that Seller has filed an extension for federal and state income taxes for 2007), and all such Tax Returns are or will be true and correct and prepared in accordance with applicable Law and properly reflect, or will properly reflect, the Taxes of Seller for the periods covered thereby.

4.8.2 All Taxes due and payable by Seller with respect to all periods prior to and through the date hereof have been duly and properly computed, reported, fully paid and discharged and there are no unpaid Taxes with respect to any period prior to and through the date hereof which have or could give rise to an Encumbrance on the properties and assets of Seller, except for current Taxes not yet due and payable.

4.8.3 Neither Seller nor any of its officers, directors or agents have received any written notice of assessment or proposed assessment by the IRS or any other Governmental Authority in connection with any Tax Returns and, to the Knowledge of Seller, there are no pending tax examinations of, or tax claims asserted against, Seller or its properties. To the Knowledge of Seller, there has been no intentional disregard of any Law in the preparation of any Tax Return applicable to Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not pay Taxes or file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction.

4.8.4 There are no Encumbrances of any kind on any of the Purchased Assets arising by reason of or in connection with any failure of Seller to pay any Taxes.

4.8.5 Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or due and owing to any employee, creditor, independent contractor, or other third party and Seller has properly reflected the status of all employees and independent contractors in connection therewith as required by all applicable Laws.

4.8.6 Seller has not waived any statute of limitations in respect of Taxes or consented or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.8.7 Copies of all income tax returns for or in respect of Seller for the years beginning in or after January 1, 2005 have heretofore been delivered by Seller to Buyer.

4.8.8 Seller has not distributed the stock or other equity interests of another person or entity, nor had its stock or other equities interests distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

4.9 Title to and Condition of Assets. Seller is the owner of and has good title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, security interests, Encumbrances or other third party interests of any nature whatsoever, except as set forth on Schedule 4.9. The Purchased Assets are in reasonable operating condition and repair, ordinary wear and tear excepted. The Purchased Assets constitute all of the rights, properties and assets, tangible and intangible, real, personal and mixed, in electronic form or otherwise, utilized by Seller in the conduct of its Business. None of the Purchased Assets are owned or controlled by any of the Affiliates or members, managers or officers of Seller.

4.10 Real Estate Leases. Seller has provided to Buyer a true, correct and complete copy of the Harvey Lease Agreement and the Springtown Lease Agreement. Each of the Harvey Lease Agreement and the Springtown Lease Agreement is in full force and effect and constitutes a legal, valid and binding obligation of Seller and the other parties thereto. Neither Seller nor any other party thereto is in default in any respect under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default. To the knowledge of Seller, the real property and the buildings thereon utilized by Seller in the conduct of the Business do not violate any building, zoning or other laws or ordinances, or any agreements, applicable thereto, and no notice of any such violation or claimed violation has been received by Seller or any of its officers, directors or agents. Subject to the consent of the Harvey Landlord, Seller is entitled to assign the Harvey Lease Agreement to Buyer without the consent, waiver or approval of any other person or entity and such transactions will not give any party thereto the right to terminate the lease. Subject to the consent of the Springtown Landlord, Seller is entitled to assign the Springtown Lease Agreement to Buyer without the consent, waiver or approval of any other person or entity and such transactions will not give any party thereto the right to terminate the lease. Seller acknowledges and agrees that no other real estate leases are being assigned to Buyer under the terms of this Agreement and that Buyer shall not be liable for any obligations arising under or in connection with any other such real estate lease or the operation of any such property.

4.11 Contracts. Seller has disclosed in writing to Buyer all contracts and agreements that are material to the conduct of the Business. Without limiting the foregoing, Schedule 4.11 hereto sets forth a list of each oral or written contact, agreement, commitment or understanding (“Contracts”) in connection or relating to (a) the employment or severance of any officer or employee of Seller; (b) the leasing of any personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures and vehicles) used in connection with the Business; (c) the payment of money or other property in connection with machinery and equipment or inventory used in connection with the Business in excess of Five Thousand Dollars ($5,000) per annum or in connection with any other contract in excess of Five Thousand Dollars ($5,000) per annum by Seller or the term of which at any time exceeded one year (including, without limitation, vendor supply contracts or customer “blanket” purchase orders); (d) the services of dealers, distributors, sales representatives or similar representatives in connection with the Business; (e) the ownership, use or licensing of any patents, trademarks, trade names, brand names, copyrights, inventions, processes, know-how, formulae, trade secrets or other proprietary rights in connection with the Business; (f) currently effective warranties expressly or impliedly made by Seller in respect of any products manufactured or sold or services provided by Seller in connection with the Business, and any other liability or obligation of Seller to service, repair, maintain, take back or otherwise do or not do anything in respect to any products, inventory or services that has been delivered by Seller or its Affiliates in connection with the Business; (g) any covenants by or binding Seller not to compete or to abide by any confidentiality agreement relating to the Business; or (h) any other contract that is material to the Business.

Subject to the receipt of appropriate consents, all of the Contracts assigned to Buyer under the terms of this Agreement constitute legal, valid and binding obligations of Seller and, to the Knowledge of Seller, the other parties thereto, are in full force and effect, and neither Seller nor, to the Knowledge of Seller, any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Contract. Correct and complete copies of all Contracts disclosed on Schedule 4.11 have been made available to Buyer.

4.12 No Default, Violation or Litigation. To the Knowledge of Seller, Seller is not in violation of any law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety) and Seller has not received any notice of claimed noncompliance. Except as set forth on Schedule 4.12, there are no lawsuits, proceedings, claims or governmental investigations pending or threatened against or involving Seller or against or involving any of Seller’s assets, or against or involving any members, managers, officers or directors of Seller; and there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Seller or any members, managers, officers or directors of Seller related to the Business or Seller.

4.13 Insurance. Schedule 4.13 contains a description of Seller’s current insurance policies. With respect to Seller and the Business, there are no pending insurance claims or workers compensation claims. All such policies are (and pending Closing will continue to be) in full force and effect, and Seller is not in default with respect to any provision contained in any insurance policies. Seller has not failed to give any notice or present any claim thereunder in due and timely fashion, which could adversely affect the coverage under such policy or be grounds for termination of such policy. At no time has Seller been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to it (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of Seller are necessary or required by such carrier.

4.14 Employment, Labor and Other Relations.

4.14.1 Seller has delivered to Buyer (by way of an e-mail from Steve Valdez to Mike Johnson and Greg Norman dated April 21, 2008) a list setting forth the name, job classification, and total annual compensation (base salary, bonus and other benefits) of each of Seller’s officers, employees, sales representatives and consultants. None of such employees is on leave.

4.14.2 Seller is not a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, directors, agents, consultants or employees, and no employees of Seller are represented by any labor union or similar organization. Seller is not aware of any existing or threatened labor disturbance by Seller’s employees or of any of Seller’s principal suppliers, contractors or customers.

4.14.3 There are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the Knowledge of Seller, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests.

4.14.4 To the Knowledge of Seller, Seller is and has heretofore been in compliance with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination.

4.14.5 Seller has not had a plant closing or mass lay-off (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988) or any similar occurrence under any applicable state plant closing law affecting in whole or in part any facility, operating unit or employee of Seller.

4.15 Employee Benefits. Seller has provided to Buyer true, correct and complete copies of all Benefit Plans maintained or sponsored by Seller or with respect to which any current or former employees of Seller or their beneficiaries participated. The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee, manager, director or officer of Seller to severance pay, unemployment compensation or any other payment under any Benefit Plan maintained or sponsored by Seller or with respect to which any current or former employees of Seller or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or trigger the funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of such Benefit Plan or any other agreement; or (iii) result in any breach or violation of, or a default under, any such Benefit Plans or any other agreement.

4.16 Approvals. To the Knowledge of Seller, Seller possesses or has applied for all governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the “Approvals”) required to be obtained by Seller, to own or hold under lease and operate its properties and assets and to carry on the Business as now conducted. Neither Seller nor its members, managers or officers has received any notice of proceedings relating to the revocation or modification of any such Approvals. Seller is operating in compliance with the provisions, terms and conditions of the Approvals.

4.17 Compliance with Laws. To the Knowledge of Seller, the Business has been and continues to be conducted in accordance with all Laws and Governmental Orders applicable to the Business, and Seller is not in violation of any such Law or Governmental Order.

4.18 Environmental Matters.

4.18.1 Governmental Authorizations. To the Knowledge of Seller, no Government Approvals are required to be held by Seller under any applicable Environmental Law for the ownership, use or operation of any of the Purchased Assets or any real property used, operated or owned in connection with the Business.

4.18.2 Compliance. Seller is in compliance with all Environmental Laws relating to or otherwise affecting the Business and the ownership or operation of the Purchased Assets and all real property owned, leased or used by Seller in connection with the Business. Seller has been in consistent compliance with all Environmental Laws relating to or otherwise affecting the Business and the ownership or operation of the Purchased Assets and all real property owned, leased or used by Seller in connection with the Business. The Purchased Assets and all real property owned, leased or used by Seller in connection with the Business are capable of consistent and continuous compliance with all existing Environmental Laws and to the Knowledge of Seller, any new Environmental Law that is scheduled to become effective with respect to the Business, the Purchased Assets or any real property owned, leased or used by Seller in connection with the Business on a date ascertainable at Closing, or undergoing modification to enable them to so comply, and the full capital cost of any such modifications is reflected in the capital budget for the Business. To the Knowledge of Seller, there are no pending or proposed new Environmental Laws that might adversely affect the Business, the Purchased Assets or any real property owned, leased or used by Seller in connection with the Business either before or after Closing.

4.18.3 Environmental Liability. Seller is not subject to any liability relating to any Environmental Claim based on any facts, circumstances or conditions known to Seller that existed on or prior to the Closing Date. Without limiting the foregoing, Seller is not subject to any liability based on any facts, circumstances or conditions known to Seller that existed on or prior to the Closing Date, as a result of the action or inaction of any person, including: (i) the violation or noncompliance with any Environmental Law by Seller or any person for whose conduct Seller is or may be held responsible; (ii) the ownership or operation of, or any condition at any real property owned, leased or used by Seller in connection with the Business, (iii) the Release, threatened Release or presence of any Contaminant at, on or under any real property owned, leased or used by Seller in connection with the Business; (iv) any hazardous activity conducted by Seller, any predecessor or by any other person for whose conduct Seller is or may be held responsible; (v) any Release by Seller, any predecessor or any other person acting as agent for or on behalf of Seller or any predecessor on any other property; (vi) any environmental remedial action required to be taken by Seller or any predecessor; (vii) the treatment, storage, transportation or disposal of any Contaminant at any facility or the arrangement for treatment, storage, transportation or disposal of any Contaminant at any facility from which there is a Release or threatened Release of Contaminant; and (viii) any of the foregoing occurring after the Closing Date that are based on any facts, circumstances or conditions existing on or prior to the Closing Date, including liabilities created or aggravated due to the migration after the Closing Date of Contaminant that was Released into the environment on or prior to the Closing Date.

4.18.4 Treatment, Disposal & Releases. Seller has not treated, stored, recycled or disposed of any Contaminant on any real property owned, leased or used by Seller in connection with the Business or any part of Seller’s facilities in violation of any Environmental Law or in a manner that could result in any liability. To the Knowledge of Seller, there is and has been no Release or threat of Release of any Contaminant at, on or under or related to any facility in violation of any Environmental Law or that could give rise to any liability. There is no Contaminant present in the environment at, on or under any real property owned, leased or used by Seller in connection with the Business in violation of any Environmental Law or that could give rise to any liability.

4.18.5 Sites Used for Contaminant; Transactions with Listed Hazardous Sites. Seller has not arranged for the treatment or disposal of any Contaminant generated at the facilities or Purchased Assets or related to the Business, or arranged for the transportation of any such Contaminant for treatment or disposal, at any listed hazardous site.

4.18.6 Existing Claims; Certain Regulated Materials. Seller has not received any written request, and to the Knowledge of Seller no unwritten request, for information, notice of claim, demand or other notification or communication that Seller is or may be potentially responsible with respect to any environment liability, environmental remedial action or any threatened or actual Release of any Contaminant. There has been no past, and there is no pending, or to the Knowledge of Seller contemplated, claim by or against Seller under any Environmental Law. Seller has not entered into any agreement with any person regarding any Environmental Law, environmental remedial action or other environmental liability or expense.

4.18.7 Storage Tanks. To the Knowledge of Seller, there are no underground storage tanks located on any real property owned, leased or used by Seller in connection with the Business.

4.18.8 PCBs and Asbestos Containing Materials. To the Knowledge of Seller, there is no PCB equipment at any of the real property owned, leased or used by Seller in connection with the Business. To the Knowledge of Seller, there is no regulated asbestos-containing material at any of the real property owned, leased or used by Seller in connection with the Business.

4.19 Product Liability; Warranty Liability. Seller has no outstanding product liability claims or warranty claims asserted in writing relating to any products or services provided by Seller.

4.20 Transactions With Affiliates. There are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, between Seller, on the one hand, and any of the members or managers of Seller or their family members or Affiliates or any persons controlling, under common control with or controlled by Seller, on the other hand, relating to the operation of the Business or the Purchased Assets.

4.21 Principal Customers. Schedule 4.21 sets forth a separate list of the ten (10) largest customers of Seller in terms of purchases during the fiscal year ended December 31, 2007, showing in each case the approximate total purchases by or from each such customer during such period. There has not been any adverse change in the business relationship of Seller with any such named customer, or any material adverse change in the business relationship of Seller with any other customer.

4.22 Certain Payments. Neither Seller nor any member, manager, officer, agent, employee or other person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private` or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller, (iv) in violation of any applicable Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller. Seller has at all times been in compliance with all Laws relating to export control and trade embargoes.

4.23 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement on the basis of any agreement to which Seller, any of its Affiliates, or any of the officers, members, managers, shareholders or agents of Seller or its Affiliates is a party or any act or statement alleged to have been made by Seller, its Affiliates or any of the officers, members, managers, shareholders or agents of Seller or its Affiliates.

4.24 Investment Intent. Seller is acquiring the shares of AMCOL Common Stock pursuant to the terms of this Agreement for its own account and not for that of any other person or entity, and without a view to or in connection with any distribution thereof which is in violation of the Securities Act of 1933, as amended (the “Securities Act”) or in violation of any applicable state securities laws. Seller and its members have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the AMCOL Common Stock. Sellers and its members understand and acknowledge that the AMCOL Common Stock to be issued to Seller pursuant to the terms of this Agreement will not have been registered under the Securities Act or qualified under any applicable state securities laws on the date of its issuance and will constitute “Restricted Securities” within the meaning of Rule 144 under the Securities Act and therefore may not be resold unless registered under the Securities Act or sold pursuant to an exemption from registration. The certificate(s) representing the AMCOL Common Stock acquired by Seller pursuant to this Agreement shall bear such legend as AMCOL deems necessary or appropriate to comply with the Securities Act and any other applicable federal and state law. Sellers and its members and managers acknowledge receipt (prior to the execution of this Agreement) from AMCOL of its Annual Report to Stockholders and Form 10-K for the fiscal year ended December 31, 2007, its proxy statement in connection with its annual meeting of May 8, 2008 and its Form 8-K dated April 18, 2008. Each of Seller and its members and managers represent to Buyer and to AMCOL (i) that they have reviewed such reports and statements and (ii) that they have been afforded the opportunity to ask such questions and receive such other information from representatives of AMCOL as they deem necessary in order to evaluate Seller’s investment in the AMCOL Common Stock.

4.25 Disclosure. Except as expressly set forth in this Agreement and the Schedules, to the Knowledge of Seller, there are no facts which will or may reasonably be expected to have any Material Adverse Effect on the value of Seller’s assets or the Business.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

5.1 Authority, Binding Agreement. Buyer has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Buyer pursuant hereto will constitute the valid and binding agreements of Buyer, enforceable against it in accordance with their terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors’ rights generally).

5.2 Organization, Power and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted.

5.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, any term or provision of the certificate of incorporation or bylaws of Buyer or constitute a default under: (a) any judgment, decree, order, regulation or rule of any court or governmental authority binding upon Buyer; (b) any statute, law or regulation; or (c) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or by which it is bound (or cause any change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment).

5.4 Consents. No consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by Buyer in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Buyer.

5.5 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement on the basis of any agreement to which Buyer or their Affiliates is a party or any act or statement alleged to have been made by Buyer or their Affiliates.

6. Covenants. Seller covenants and agrees with Buyer that from the date hereof until the Closing or termination of this Agreement:

6.1 Conduct of Business; No Material Change. Except as otherwise specifically contemplated by this Agreement, Seller shall conduct its business only in the ordinary course and will not, without the prior written consent of Buyer, (i) make any change in its business or operations, (ii) make any change in the compensation of officers or other key employees of Seller, (iii) hire any new employees (other than new hourly employees hired in the ordinary course of business on an at will basis), (iv) enter into any material contracts or commitments, and (v) enter into any contract or commitment, waive any rights, or enter into any other transaction affecting Business other than in the ordinary course of business and in conformity with past practices.

Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Seller shall not, without the prior written consent of Buyer:

(a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to Seller’s intellectual property rights;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

(c) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Seller, except for transactions entered into in the ordinary course of business;

(d) take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any members, managers, officers, directors, agents or employees (provided, however, that this clause shall not prohibit Seller from paying wholly discretionary bonuses to certain of its employees immediately after Closing), (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, option, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any members, managers, directors, officers, agents or employees;

(e) create or suffer to exist any Encumbrance on any of the Purchased Assets;

(f) amend or terminate any contract, agreement or license to which it is a party, except in the ordinary course of business;

(g) waive or release any material right or claim, except in the ordinary course of business;

(h) initiate any litigation or arbitration proceeding; or

(i) agree, in writing or otherwise, to take any of the actions described in paragraphs (a) through (h) above, or any action which is reasonably likely to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect on the date made (to the extent so limited) or as of the Closing Date.

6.2 Maintain Business as Going Concern. Seller will preserve its business organization and keep available, subject to employment turnover in the normal course of business, the services of the present managers, officers, employees, and agents thereof and will use commercially reasonable efforts to preserve the goodwill of its suppliers, customers and others having business relations therewith.

6.3 Investigation. Seller shall allow Buyer and its representatives full access during normal business hours to all plants, warehouses, operations, machinery, equipment, inventories, property, offices, books, contracts, commitments, records and affairs of Seller for the purpose of familiarizing themselves with the operation and conduct of all aspects of the Business and for the purpose of reasonable inspection, examination, audit, counting and copying. Such access shall not unreasonably interfere with the operation and conduct of the Business. Buyer agrees to hold harmless and indemnify Seller from all claims arising by reason of injury or death suffered by Buyer’s representatives in connection with any such inspection, excluding any such claims arising by reason of the willful misconduct, recklessness or negligence of Seller or any of its representatives.

6.4 Preserve Accuracy of Representations and Warranties. Seller will refrain, from taking any action which would render any representation or warranty contained in Section 4 of this Agreement inaccurate as of the Closing Date, except for changes therein specified, permitted or contemplated by this Agreement.

6.5 Supplements to Exhibits. From time to time prior to the Closing Date, Seller will promptly supplement or amend any Schedules provided for in this Agreement (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule, or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate after the date of this Agreement; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining satisfaction of the closing conditions set forth in this Agreement.

7. Conditions to Closing.

7.1 Mutual Conditions. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following condition:

7.1.1 No Suit. No suit, action or other proceeding or investigation shall to the best knowledge of any party hereto be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

7.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.2.1 Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing (unless a representation or warranty speaks as to a stated date, in which case such representation or warranty shall be true and correct as of such date), and Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate to such effect dated as of the Closing Date.

7.2.2 Consents and Approvals. All authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Buyer and Seller, the consummation by such parties of the transactions contemplated hereby and the operation by Buyer of the Business after the Closing, shall have been obtained.

7.2.3 Instruments of Assignment, Transfer and Conveyance. Seller shall have delivered to Buyer all instruments of assignment, transfer and conveyance, and such other Closing documents as shall have been requested by Buyer, all in form and substance acceptable to Buyer’s counsel.

7.2.4 No Material Change. There shall have occurred no Material Adverse Effect (whether or not covered by insurance) in the assets, financial condition or prospects of the Business.

7.2.5 Good Standing Certificate. Buyer shall have received a certificate of legal existence and good standing dated on or within thirty (30) days prior to the Closing for Seller from the State of Louisiana.

7.2.6 Vehicle Titles. Seller shall have delivered title certificates to any motor vehicles included in the Purchased Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles).

7.2.7 Landlord Consents. Seller shall have delivered to Buyer the written consent from the Harvey Landlord to the assignment of the Harvey Lease Agreement and the written consent from the Springtown Landlord to the assignment of the Springtown Lease Agreement, in each case in form and substance satisfactory to Buyer.

7.2.8 Charter Amendment. Seller will deliver a copy of a filed certificate of amendment to Seller’s articles of organization changing its name to one that does not include the words “Premium Reeled Tubing.”

7.2.9 Opinion of Seller’s Counsel. Seller shall have caused to be delivered to Buyer a favorable opinion of Seller’s counsel in form and substance satisfactory to Buyer.

7.2.10 Employment Agreements. Each of John Roberts and Robert Coles shall have executed and delivered to Buyer a written employment agreement with Buyer in form and substance satisfactory to Buyer (the “Employment Agreements”).

7.2.11 Accredited Investor Certifications. Each of John Roberts and Robert Coles (and any other member of Seller to whom Seller intends to distribute any shares of the AMCOL Common Stock) shall have executed and delivered to Buyer a certificate in form and substance satisfactory to Buyer stating that such individual is an accredited investor under Section 501 of Reg. D and that any shares of the AMCOL Common Stock acquired by such individual in connection with the transactions contemplated by this Agreement are being acquired for his own account and not for that of any other person and entity and without a view to or in connection with any distribution thereof.

7.2.12 Payoff Letter. Seller shall have provided to Buyer a copy of a payoff letter (the “Payoff Letter”) from Regions Bank or such other bank as has issued indebtedness to Seller (the “Bank”) in form and substance satisfactory to Buyer, in which the Bank agrees that upon receipt of a specified amount on the Closing Date, all indebtedness of Seller to the Bank shall be paid in full and all liens and encumbrances of the Bank in the assets of Seller shall be released and terminated. The Payoff Letter shall further authorize either Buyer or Seller to file UCC termination statements with regard to any UCC financing statements filed by the Bank against the assets of Seller.

7.2.13 Vehicle Liens. On the day of the Closing, not later than 4:00 p.m. on such date, Seller shall pay in full all indebtedness secured by vehicles included in the Purchased Assets by sending checks in appropriate amount by overnight delivery to the lienholders, and shall provide to Buyer copies of such checks and evidence of transmittal, together with underlying substantiation of pay-off amounts. If an incorrect per diem amount or other payment is sent to a lienholder, Seller shall promptly correct the payment. Seller shall arrange for all notations of liens to be deleted from title certificates such that the title certificates can be transferred to Buyer free and clear of any liens or lien notations. In the event that due to logistical reasons a title certificate without such lien notation has not been issued or made available as of Closing, Seller will cause such title certificate to be transferred to Buyer as soon as possible after Closing.

7.2.14 Air Liquide Agreement. If Buyer shall have elected to take an assignment of the Bulk Supply Agreement with Air Liquide Industrial U.S. LP dated as of 6-1-07, Buyer shall have received from Air Liquide consent to such assignment together with such amendments and modifications thereto as Buyer shall require.

7.2.15 Consents to Orders. In the event that consent from the manufacturer(s) or other parties is required for the assignment of pending orders described in Item 9 of Schedule 1.1, Buyer shall have received such consent(s).

7.2.16 Tax Clearances. Seller shall have received and provided to Buyer tax clearances from Louisiana and Texas satisfactory to Buyer.

7.3 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.3.1 Representations and Warranties. All representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing, and Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect dated as of the Closing Date.

8. Termination.

8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

8.1.1 Mutual Consent. By mutual consent of Buyer and Seller.

8.1.2 Breach. By Buyer or by Seller by reason of the breach by the other in any material respect of any of the other party’s representations, warranties, covenants or agreements contained in this Agreement.

8.1.3 Respective Conditions. By Buyer or by Seller if, as of May 15, 2008, the conditions precedent to their respective obligations contained in Sections 7.2 or 7.3 hereof have not been met in all material respects through no fault of the terminating party.

8.1.4 Mutual Conditions. By Buyer or by Seller if, as of May 15, 2008, the conditions described in Section 7.1 shall not have been fulfilled through no fault of the terminating party.

8.2 Effect of Termination. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any liability on the part of any party; provided, however, that termination shall not relieve any party defaulting or breaching this Agreement prior to such termination from any liability for such default or breach.

9. Indemnification.

9.1 By Seller. Seller agrees to indemnify and hold harmless Buyer and its Affiliates against any Damages suffered by Buyer or its Affiliates as a result of:

(a) any breach by Seller in the performance of its obligations under this Agreement and the agreements or other matters provided for herein;

(b) any material and/or intentional inaccuracy in or breach of any representations or warranties made by Seller in this Agreement or any document, certificate, schedule or exhibit delivered by Seller in accordance with the provisions of this Agreement;

(c) any liability of Buyer or its Affiliates for liabilities and obligations of Seller which are Retained Liabilities;

(d) any liabilities, damages or expenses arising by reason of the ownership or operation by Seller of the Purchased Assets before the Closing;

(e) any liabilities, damages or expenses arising by reason of any claims asserted against Seller by any of its members or managers;

(f) any fees, expenses or other payments incurred or owed by Seller or any of its Affiliates to any broker or similar party retained or employed by it in connection with the transactions contemplated by this Agreement;

(g) the failure of Seller to comply with statutory provisions relating to bulk sales and transfers, if applicable;

(h) any liabilities or benefits payable to the employees of Seller by reason of the consummation of the transaction contemplated by this Agreement; or

(i) any claim made by a third party which would entitle Buyer or its Affiliates to indemnification pursuant to Sections 9.1(a), (b), (c), (d), (e), (f), (g) or (h).

9.2 By Buyer. Buyer agrees to indemnify and hold harmless Seller and its Affiliates against any Damages suffered by Seller or its Affiliates as a result of:

(a) any breach by Buyer in the performance of its obligations under this Agreement and the separate agreements provided for herein;

(b) any inaccuracy in or breach of any representations or warranties made by Buyer in this Agreement or any document, certificate, schedule or exhibit delivered by Buyer in accordance with the provisions of this Agreement;

(c) any liabilities, damages or expenses arising by reason of the operation or use by Buyer of the Purchased Assets after the Closing;

(d) any fees, expenses or other payments incurred or owed by Buyer to any broker or similar party retained or employed by Buyer in connection with the transactions contemplated by this Agreement; or

(e) any claim made by a third party which would entitle Seller or its Affiliates to indemnification pursuant to Sections 9.(a), (b), (c) or (d).

9.3 Method of Asserting Claims. The party claiming indemnification hereunder (“Indemnitee”) will give prompt written notice (“Notice of Claim”) to the party from whom such indemnification is sought (“Indemnitor”) of any claim (“Claim”) which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against the Indemnitor under Section 9 hereof, stating the nature, basis and (to the extent known or reasonably estimated) amount thereof; provided, however, that failure to give such prompt notice shall not jeopardize the right of any Indemnitee to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend or minimize the amount of such Claim.

In the case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under this Section 9, Indemnitor shall be entitled to participate therein, and to the extent desired by it to assume the defense thereof, if Indemnitor gives written notice of its election to assume the defense thereof within sixty (60) days of its receipt of the Notice of Claim. If Indemnitor gives such notice to Indemnitee of the election to assume the defense thereof, the Indemnitor will not be liable to Indemnitee for any legal or other expenses incurred by the Indemnitee in connection with the defense thereof, following the receipt of such notice provided for above, unless Indemnitor does not actually assume the defense thereof following notice of such election. The parties will render to each other such assistance as may reasonably be required of each other at Indemnitor’s expense, in order to insure proper and adequate defense of any such suit, Claim or proceeding. If Indemnitor actually assumes the defense of the Indemnitee, Indemnitor shall have sole control of the defense and negotiations for the settlement or compromise of such Claim, Indemnitee will not make any settlement of any Claim which might give rise to liability of the Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, and Indemnitor shall not agree to make any settlement of any Claim which would not include the unconditional release of Indemnitee without the written consent of Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned.

9.4 Nature and Survival of Representations. The representations and warranties made by Seller under this Agreement shall survive the Closing until, in the absence of fraud or intentional misrepresentation, the first (1st) anniversary of the Closing Date, except that (i) any representations and warranties made with respect to Taxes or Environmental Claims shall survive until the statute of limitations applicable to any such matter, as the same may be extended by waiver or agreement, shall have expired; and (ii) representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, and the first sentence of 4.10 hereof and the obligation of Seller to indemnify and hold Buyer and its Affiliates harmless with respect to liabilities and obligations not assumed by Buyer, shall survive the Closing indefinitely. Representations and warranties shall not terminate for purposes of any Claim made by Buyer or its Affiliates prior to the expiration of the respective representation or warranty. All statements made by or on behalf of Seller herein or in applicable schedules, or in any other document, instrument, certificate, schedule or list delivered to Buyer or its Affiliates hereunder shall be deemed representations and warranties of Seller relied upon by Buyer regardless of any investigation made by or on behalf of Buyer, and shall not be affected in any respect by such investigation.

10. Other Agreements.

10.1 Noncompete; Confidentiality; Nonsolicitation. In connection with the acquisition of substantially all of the assets of Seller and all of the goodwill of Seller by Buyer, for a period ending two (2) years after the Closing Date, neither Seller nor its Affiliates shall engage in a business which competes with the Business or any part thereof, directly or indirectly, personally or as an employee, owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device, anywhere in the world (the “Territory”) including, without limitation, those parishes of Louisiana set forth in Schedule 10.1 hereto; nor shall Seller or its Affiliates for such period and in the Territory solicit orders, directly or indirectly from any customer of Buyer or Seller, for any product or service substantially similar to those sold, manufactured or distributed by Seller as conducted on the Closing Date, personally or as an employee, owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device; nor shall Seller or its Affiliates for such period and in the Territory solicit for employment any employee of Seller who continued employment with Buyer after the Closing Date.

Seller further covenants and agrees that it shall not use for its own benefit or the benefit of any of its Affiliates, or divulge to any third party, any confidential information or trade secrets concerning the Business and acquired by Buyer hereunder. As used herein, confidential information shall consist of all information, knowledge or data relating to the Business (including without limit all information relating to inventions, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.

This Section 10.1 shall not be construed to prohibit the ownership by Seller of not more than one percent (1%) of the capital stock of any corporation having a class of securities registered pursuant to the Exchange Act of 1934, as amended.

Seller acknowledges and agrees that the restrictions contained in this Section 10.1 are reasonable and necessary to protect the legitimate interests of Buyer in connection with its purchase of all of the goodwill of Seller, do not cause Seller undue hardship, and that any violations of any provision of this Section 10.1 will result in irreparable injury to Buyer and that, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief, without having to post any bond, in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. The restrictions set forth in this Section 10.1 are in addition to any restrictions set forth in any other agreement between Buyer and Seller or any other party.

10.2 Accounts Receivable. Seller agrees that after Closing, it will give Buyer 15 days written notice before it commences litigation to collect any accounts receivable of Seller in existence as of the Closing Date. Buyer shall have the right but not the obligation to purchase any such Account Receivable from Seller for the total amount of such Account Receivable. Any such purchase by Buyer shall be without any warranty by Seller, except as to title.

10.3 Transfer Taxes. Buyer shall be responsible for paying all costs of transferring vehicle titles for vehicles included in the Purchased Assets.

10.4 Publicity. Each party shall keep this terms of this Agreement and its contents strictly confidential, except as required by any applicable Legal Requirements; provided, however, that notwithstanding anything to the contrary herein, this Agreement shall not be deemed to limit or restrict Buyer or its affiliates in any manner from filing a Form 8-K concerning this Agreement and the transactions contemplated hereby with the U.S. Securities and Exchange Commission and attaching a full copy of this Agreement to such filing to the extent determined by Buyer or its affiliates to be necessary or desirable in connection with the conduct of its business. Prior to the Closing, the parties shall consult concerning the means by which the employees, customers, and suppliers and others having dealings with Seller will be informed of the contemplated transactions.

10.5 Certain Transitional Matters. After the Closing, (a) Seller shall cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of control of the Purchased Assets and to avoid any undue interruption in the activities and operations of the Business, and (b) Seller shall promptly transfer and deliver to Buyer any property that is included in the Purchased Assets received by Seller.

10.6 Maintenance of Books and Records. Each of Buyer and Seller shall preserve for three (3) years from the Closing Date all records possessed or to be possessed by such party relating to any of the Purchased Assets or to the employees of the Business, to the extent that they relate to periods prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, and upon prior reasonable written request specifying the need therefor, the requesting party and its representatives shall have reasonable access during regular business hours to such records at its own expense to the extent relating to the Purchased Assets or the employees of the Business who were employees of Seller prior to the Closing Date.

10.7 Severance, Change of Control and Termination Payments. Seller shall (a) pay, perform and discharge any and all severance payments and other liabilities with respect to employees of Seller that result from the transfer of the Purchased Assets hereunder or the termination by Seller of its employees in connection therewith, whether or not described as a “change of control,” “termination,” “plant closing,” “mass layoff” or similar term, including, without limitation, all liabilities arising under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state statute, and (b) indemnify and hold harmless Buyer and its directors, officers, and Affiliates from and against any and all Damages, that any of the aforesaid may suffer or incur by reason of or relating to any severance payments and other liabilities referred to in clause (a) above.

10.8 Certain Employment Matters. Prior to Closing, Buyer may offer, or cause any Affiliate purchasing the Purchased Assets to offer, employment to certain employees (all of such employees accepting employment with Buyer as of the Closing, the “Transferring Employees”); provided that any offer of employment to such employees will be made subject to the satisfactory completion of Buyer’s employment process, including without limitation, completion of a background check and drug screen for each such employee and the execution by such employee of Buyer’s standard documents including confidentiality agreement and covenants not to compete and employment at-will acknowledgement forms. Seller shall cooperate with Buyer in the dissemination of such offers of employment together with any appropriate related documentation such as applications for employment, tax and benefit forms and the like and provide Buyer with reasonable assistance in the collection thereof. Upon or prior to Closing, Seller shall pay all wages, commissions, bonuses and other compensation of any kind owing to its employees for all periods prior to Closing.

10.9 Consents of Third Parties. The parties acknowledge that the consent of the Harvey Landlord is required for the assignment of the Harvey Lease Agreement and that the consent of the Springtown Landlord is required for the consent of the Springtown Lease Agreement. Prior to Closing, Seller shall use its best efforts to obtain the written consent of the Harvey Landlord and the Springtown Landlord (which consents shall include an acknowledgment and agreement from the respective landlords, that the tenant is not in breach or default under the terms of the respective lease agreements, and that Buyer shall only be responsible for obligations under the respective lease agreements arising after the Closing Date) to such assignment, in form and substance satisfactory to Buyer. If Seller for any reason fails to obtain such written consent from the Harvey Landlord and the Springtown Landlord prior to May 15, 2008, Buyer may, at its sole option at any time thereafter, terminate this Agreement without any further obligation or liability to Seller. The parties acknowledge that assignment of the master service agreements require the consent of the counterparties thereto, and that Buyer shall be solely responsible for obtaining such consents to the extent Buyer desires to do so.

10.10 On-Going Work. With respect to projects constituting part of the Business commenced by Seller prior to the Closing Date but not completed as of the Closing Date (i) Buyer shall be entitled to complete all such projects starting on the Closing Date, and shall be entitled to invoice the customer for all products and services provided with respect to such projects on the Closing Date and thereafter, (ii) Seller shall be entitled to invoice the customer for all products and services provided with respect to such projects prior to the Closing Date, (iii) Seller and Buyer shall cooperate in all reasonable respects to facilitate a smooth transition of such ongoing work and Seller shall provide to Buyer such information as is necessary or useful in the transition of such business, (iv) Buyer shall indemnify and hold Seller harmless from any liabilities arising by reason of products and services provided by Buyer on or after the Closing Date, and (v) Seller shall indemnify and hold Buyer harmless from any liabilities arising by reason of products and services provided by Seller prior to the Closing Date.

10.11 March Financials. Seller has delivered to Buyer true and correct copies of the financial statements of Seller consisting of balance sheet and related statement of income at and for the month ended March 31, 2008. Seller covenants and agrees that such financial statements shall, to the Knowledge of Seller, fairly present the assets, liabilities and financial condition of Seller and the Business as of the date thereof, and the statements of operations therein shall fairly present the results of operations for the period therein referred to, all in accordance with GAAP, as modified in the manner set forth on Schedule 4.5, consistent with prior periods.

11. General Provisions.

11.1 Waiver of Terms. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written instrument signed by the party or parties waiving such terms or conditions.

11.2 Amendment of Agreement. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each party hereto.

11.3 Payment of Expenses. Regardless of whether the Closing shall occur, Seller shall pay all expenses incurred by or on behalf of Seller and Buyer shall pay all expenses incurred by or on behalf of Buyer in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

11.4 Contents of Agreement; Binding Nature. This Agreement, the other agreements and documents to be delivered by the parties as provided herein set forth the entire understanding of the parties with respect to the subject matter hereof and thereof. Any previous agreements or understanding between the parties regarding such subject matter are merged into, and superseded by, the foregoing agreements. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

11.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand delivery; certified or registered mail, return receipt requested; telecopier; or air courier; to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; and when receipt acknowledged by receiving telecopy equipment, if telecopied.

If to Buyer:	CETCO Oilfield Services Company 1500 W. Shure Arlington Heights, IL 60004 Attn: President Telephone No.: 847-392-5800 Telecopier No.: 847-506-6150

With a copy to:	Locke Lord Bissell & Liddell LLP 111 South Wacker Drive Chicago, Illinois 60606 Attn: James W. Ashley, Jr. Telephone No.: 312.443.1873 Telecopier No.: 312.896.6573

If to Seller:	Premium Reeled Tubing, L.L.C. P. O. Box 1580, Larose, LA 70373 Attn: Stephen Williams Telephone No.: 985-798-7066 Telecopier No.: 985-798-7619

With a copy to:	Peter J. Rousse 16210 West Main Cut Off, LA 70345 Telephone No.: 985-632-6473 Telecopier No.: 985-632-2877

11.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Construction. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require. The use of the words “include,” “including” or variations thereof in this Agreement shall be by way of example rather than by limitation. The parties hereto acknowledge that all parties participated equally in the drafting and negotiation of this Agreement and were represented by counsel of their own choosing in connection therewith. Consequently, this Agreement shall be construed without referencing to any rule of law, which provides that ambiguities in a contract are to be resolved against the drafter thereof.

11.9 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Louisiana, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties covenant and agree that any and all disputes regarding this Agreement shall be brought and maintained in the federal and state courts sitting in Louisiana.

11.10 Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

11.11 Brokers or Finders. Each of Buyer and Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of Buyer and Seller agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

11.12 No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CETCO OILFIELD SERVICES COMPANY

By: /s/ Michael R. Johnson
Name: Michael R. Johnson
Title: President

PREMIUM REELED TUBING, L.L.C.

By: /s/ Stephen J. Williams
Name: Stephen J. Williams
Title: Member

APPENDIX OF DEFINITIONS

The following definitions shall be applicable for purposes of the Agreement except as otherwise specifically provided to the contrary in the text of the Agreement.

“Affiliates” of a person means any person or entity controlling, controlled by or under common control with that person or any family members of such person. “Control” for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or interests, by contract, or otherwise.

“AMCOL” means AMCOL International Corporation, a Delaware corporation.

“AMCOL Common Stock” means the $0.01 par value common stock of AMCOL.

“Approvals” means all governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals.

“Benefit Plan” means any plan, as defined in ERISA Section 3(3) and any other obligation, arrangement, or customary practice to provide benefits to present or former directors, employees or agents of Seller.

“Code” means the Internal Revenue Code of 1986 as amended, and the regulations promulgated thereunder.

“Contaminant” means material or substance which is or may be hazardous or toxic, or which could otherwise pose a risk to health, safety or the environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws, including any hazardous substance as defined in 42 U.S.C. § 9601(14), solid waste as defined in 42 U.S.C. § 6903(27), pollutant or contaminant as defined in 42 U.S.C. § 9601(33), or any other waste, pollutant, hazardous waste (as defined in 42 U.S.C. § 6903(5), petroleum (as defined in 42 U.S.C. §§ 6911(2)(B), petroleum-based substance, by-product, breakdown product or waste, oil (as defined in 33 U.S.C. § 2701(23), special waste, sludge (as defined in 42 U.S.C. § 6903(26A), or any constituent of any such substance or waste and specifically including polychlorinated biphenyls, asbestos, asbestos-containing material, urea formaldehyde or radioactive material.

“Damages” means any liability, loss, damage, claim, deficiency, fee or expense, including without limitation court costs and reasonable attorneys’ fees and costs.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, covenant, condition or restriction of record, easement, encumbrance or other third party claim or interest of any nature whatsoever.

“Environment” means surface waters, groundwaters, surface water sediment, soil, subsurface strata, ambient air and other environmental medium.

“Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Contaminant or arising from any alleged injury to threat of injury to health, safety or the Environment.

“Environmental Law” means any Law, rule or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, health, safety or natural resources or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Contaminants.

“Environmental Permit” means any permit, Approval, identification number, license, or other authorization required to operate the Business under any applicable Environmental Law.

“ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any other person that, together with Seller, would be treated as a single employee under Section 414 of the Code.

“GAAP” means accepted accounting principles generally accepted in the United States as promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission and other similar bodies.

“Governmental Approvals” means other permits, licenses, consents, certificates, orders, authorizations and approvals issued by any governmental authority required to operate the Business.

“Governmental Authority” means any United States federal, state or local or any non-U.S. government, governmental, regulatory or administrative authority, state enterprise, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Harvey Landlord” means Abshire Investments, LLC.

“Harvey Lease Agreement” means that certain Net Commercial Lease Agreement dated May 15, 2007 by and between Harvey Landlord and Seller relating to the property at 1400 First Avenue, Harvey, Louisiana.

“Knowledge” The phrase “to the Knowledge of Seller” or similar phrases means those facts and circumstances known to any of the managers, members or officers of Seller or facts which should have been known by said individuals given their position with Seller, in each case after due inquiry by such persons to those employees of Seller who in the ordinary course of their duties would be reasonably likely to have knowledge of the facts or circumstances in question.

“Law” means any federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Material Adverse Effect” means any adverse change in, or effect on, or any series of such changes or effects, material to the operations, financial condition, prospects, assets or liabilities of Seller or the Business, taken as a whole.

“Permitted Encumbrances” means (i) statutory liens for Taxes and other charges and assessments by any Governmental Authority that are not yet due and payable and properly accrued in the Financial Statements, (ii) mechanic’s, materialmen’s, and similar liens that can be satisfied by a payment of cash to the lien holders provided that such amounts are reflected as current liabilities in the Financial Statements, and (iii) as to real property interests, including leasehold interests, any easements, rights-of-way, servitudes, permits, restrictions, and minor imperfections or irregularities in title that do not, individually or in the aggregate, interfere with the ability to own or use such real property or operate Seller’s business on such real property.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, and the like into or upon any land or water or air or otherwise into the Environment.

“Springtown Landlord” means Drake Rentals, Inc.

“Springtown Lease” means that certain Net Commercial Lease Agreement dated February 1, 2008 by and between Springtown Landlord and Seller relating to the property at 3098 West Hwy 199, Springtown, Texas.

“Tax” or, collectively, “Taxes,” means any and all federal, state, local or foreign taxes of any country or governmental body, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property taxes and all other taxes and assessments of whatever nature (including, without limitation, any built-in gains tax under Section 1374 of the Code), together with all interest, penalties and additions imposed with respect to such amounts and related thereto and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.